Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT (this “Second Amendment”), dated as of September 6, 2013, to the Rights Agreement dated as of September 7, 2010, as amended (the “Rights Agreement”), is made by and between GlobalOptions Group, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Company desires to amend certain provisions of the Rights Agreement as set forth herein; and

WHEREAS, the Company has instructed the Rights Agent to enter into this Second Amendment, and an officer of the Company has certified that this Second Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Second Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment to the Rights Agreement.  The definition of “Expiration Date” set forth in Section 1 is hereby replaced in its entirety to read as follows:

“Expiration Date” shall mean the Close of Business on September 6, 2016.

2.  Severability.  If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

3.  Full Force and Effect.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

4.  Counterparts.  This Second Amendment may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Second Amendment is effective as of the day and year first referenced above.

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller
	Title:	Chairman and CEO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Monty Harry
	Name:	Monty Harry
	Title:	Vice President

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Second Amendment is in compliance with the terms of Section 26 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Second Amendment.